Exhibit (a)(1)(E)
Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units
          Limelight Networks, Inc. has received your election form dated                     , 2008, by which you elected to have some or all of your eligible outstanding options (those options that were granted after April 1, 2007 and were granted under our Amended and Restated 2003 Incentive Compensation Plan or 2007 Equity Incentive Plan) cancelled in exchange for restricted stock units, subject to the terms and conditions of the offer.
          If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you. A properly completed and signed copy of the withdrawal form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 5:00 p.m., Pacific Standard Time, on June 16, 2008 by the Company’s Human Resources representative, Kate Garcia, at:
Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com
          Only responses that are complete, signed, and actually received by Ms. Garcia by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Ms. Garcia.
          Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Limelight will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Limelight gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Limelight’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.
          This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Jeff Lunsford, dated May 15, 2008; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail to Employees who Withdraw their Stock Options from the Exchange Offer
          Limelight Networks, Inc. has received your withdrawal form dated                   , 2008, by which you rejected Limelight’s offer to exchange some or all of your eligible outstanding options for restricted stock units. Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.
          If you change your mind and decide that you would like to participate in this offer, a properly completed and signed copy of the election form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 5:00 p.m., Pacific Standard Time, on June 16, 2008 by the Company’s Human Resources representative, Kate Garcia, at:
Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com
          Only responses that are complete, signed and actually received by Ms. Garcia by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Ms. Garcia.
          This notice does not constitute the Offer to Exchange Certain Outstanding Options for Restricted stock units (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the letter from Jeff Lunsford, dated May 15, 2008; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.